Exhibit 99.1

Net Element Reports Fourth Quarter and Full Year 2019 Financial Results

MIAMI, March 30, 2020 - Net Element, Inc. (NASDAQ: NETE) (“Net Element” or the “Company”), a global technology and value-added solutions group that supports electronic payments acceptance in a multi-channel environment including point-of-sale (“POS”), e-commerce and mobile devices, today reports its financial results for the fourth quarter and the calendar year ended December 31, 2019.

2019 Full Year Financial Results

●	Total transaction processing volume of $3.67 billion, an increase of 10.2% compared with $3.33 billion in 2018
●	Net revenue of $65.0 million, a decrease of 1.2% as compared to $65.8 million in 2018
●	Gross margin of $10.3 million, an increase of 1.0% as compared to $10.2 million in 2018
●	Operating expenses were $15.9 million, an increase of 9.4% as compared to $14.5 million in 2018
●	Net loss per share increased to ($1.60), an increase of 25.2% as compared to ($1.28) in 2018 primarily due to non-cash compensation expense and the impact of the Goodwill impairment charge

Fourth Quarter 2019 Financial Results

●	Total transaction processing volume increased 10.4% to $973.4 million, as compared to $881.8 million for the same comparable period
●	Net revenue increased 3.7% to $16.7 million as compared to $16.1 million for the same comparable period
●	Revenue from value added services increased 61.5% to $0.84 million from $0.52 million for the same comparable period
●	North American Transactions Solutions revenue increased 3.9% to $15.8 million as compared to $15.2 million for the same comparable period
●	International Transaction Solutions revenue decreased 4.3% to $0.89 million as compared to $0.93 million for the same comparable period
●	Operating expenses decreased 2.8% to $3.5 million as compared to $3.6 million for the same comparable period
●	Gross margin decreased 12.6% to $2.16 million as compared to $2.47 million for the same comparable period in 2018 due to an increase in processing costs
●	Net loss per share increased to ($0.67) as compared to ($0.39) for the same comparable period

"While the current COVID-19 pandemic is affecting us and the industries we serve, we are focused on executing on strategies that will benefit the Company, our clients, sales partners and shareholders over the long-term,” commented Oleg Firer, CEO of Net Element.  “We believe that our platform is now more important than ever for our merchants during these turbulent times as it allows them to accept payments in a multi-channel environment including online and contactless payments.”

The outbreak of the novel COVID-19 coronavirus

While Net Element’s annual results focus on its fiscal year ended December 31, 2019, the Company is actively monitoring and responding to the rapidly developing worldwide situation regarding the outbreak and continuing spread of the novel coronavirus (“COVID-19”).

The World Health Organization declared the COVID-19 outbreak as a pandemic, as the virus has continued to expand globally, with many countries and jurisdictions declaring state of emergencies and implementing public safety actions in an attempt to contain further spread.  The Company has taken commensurate actions outlined by U.S health agencies, as well as, complying with country-specific mandates.

We are unable to accurately predict the impact that COVID-19 will have on our results of operations, due to uncertainties including the ultimate geographic spread of the virus within and outside of the United States, the severity of the disease, the duration of the outbreak, and actions that may be taken by governmental authorities to contain COVID-19 or to treat its impact. However, while it is premature to accurately predict the ultimate impact of these developments, we expect our results for the quarter ending March 31, 2020 to be adversely impacted with potential continuing adverse impacts beyond March 31, 2020.

Results of Operations for the Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018

We reported a net loss attributable to common stockholders of approximately $6.5 million or ($1.60) loss per share for the year ended December 31, 2019 as compared to a net loss of approximately $4.9 million or ($1.28) loss per share for the year ended December 31, 2018. This resulted in an increase in net loss attributable to stockholders of approximately 31% primarily due to an increase in non-cash compensation of approximately $1.9 million, an impairment of Goodwill relating to our International Transaction Solutions segment of approximately $1.3 million as compared to $636,000 in the prior year, an increase in amortization expense of approximately $700,000 from the comparable prior period, and an increase in interest expense of approximately $300,000 from the comparable prior period, which was off-set by a decrease in bad debt expense of approximately $800,000, and an increase in other income of approximately $700,000.

The following table sets forth our sources of revenues, cost of revenues and gross margins for the years ended December 31, 2019 and 2018.

	Twelve		Twelve
	Months Ended		Months Ended		Increase /
Source of Revenues	December 31, 2019	Mix	December 31, 2018	Mix	(Decrease)
North American Transaction Solutions	$61,778,002	95.0%	$59,138,552	89.9%	$2,639,450
International Transaction Solutions	3,221,609	5.0%	6,648,265	10.1%	(3,426,656)
Total	$64,999,611	100.0%	$65,786,817	100.0%	$(787,206)

	Twelve		Twelve
	Months Ended	% of	Months Ended	% of	Increase /
Cost of Revenues	December 31, 2019	revenues	December 31, 2018	revenues	(Decrease)
North American Transaction Solutions	$52,395,752	84.8%	$50,545,759	85.5%	$1,849,993
International Transaction Solutions	2,325,958	72.2%	5,071,412	76.3%	(2,745,454)
Total	$54,721,710	84.2%	$55,617,171	84.5%	$(895,461)

	Twelve		Twelve
	Months Ended	% of	Months Ended	% of	Increase /
Gross Margin	December 31, 2019	revenues	December 31, 2018	revenues	(Decrease)
North American Transaction Solutions	$9,382,250	15.2%	$8,592,793	14.5%	$789,457
International Transaction Solutions	895,651	27.8%	1,576,853	23.7%	(681,202)
Total	$10,277,901	15.8%	$10,169,646	15.5%	$108,255

Net revenues consist primarily of service fees from transaction processing. Net revenues were approximately $65.0 million for the year ended December 31, 2019 as compared to approximately $65.8 million for the year ended December 31, 2018. The decrease in net revenues was primarily related to our International Transaction Solutions segment which experienced competition, certain economic challenges, and the loss of a major customer. In addition, growth in our North American Transaction Solutions segment was offset by the wind- down of certain merchant categories due to the industry-wide changes for enhanced card association and sponsoring compliance.

Cost of revenues represents direct costs of generating revenues, including commissions, mobile operator fees, interchange expense, processing and non-processing fees. Cost of revenues for the year ended December 31, 2019 were approximately $54.7 million as compared to approximately $55.6 million for the year ended December 31, 2018. The decrease in cost of revenues in 2019 as compared to 2018 of approximately $0.9 million was primarily driven by the reorganization of assignments from our International Transaction Solutions segment due to economic challenges facing this segment.

Gross Margin for the year ended December 31, 2019 was approximately $10.3 million, or 15.8% of net revenue, as compared to approximately $10.2 million, or 15.5% of net revenue, for the year ended December 31, 2018. The primary reason for the increase in the gross margin percentage was the result of North American Transaction Solutions segment processing of transactions utilizing our self-designated BIN/ICA and further acceptance of value-added services by the merchants, and an increase in merchants boarded.

Operating Expenses Analysis:

Total operating expenses were approximately $15.8 million for the year ended December 31, 2019, as compared to total operating expenses of approximately $14.5 million for the year ended December 31, 2018. Total operating expenses for the year ended December 31, 2019 consisted of selling, general and administrative expenses of approximately $9.3 million, non-cash compensation of approximately $2.1 million, bad debt expense of approximately $1.4 million, and depreciation and amortization expense of approximately $3.1 million. For the year ended December 31, 2018, total operating expenses consisted of general and administrative expenses of approximately $9.8 million, non-cash compensation of approximately $100,000, bad debt expense of approximately $2.1 million, and depreciation and amortization expense of approximately $2.5 million.

The components of our selling, general and administrative expenses are reflected in the table below.

Selling, general and administrative expenses for the years ended December 31, 2019 and 2018 consisted of operating expenses not otherwise delineated in the accompanying audited consolidated statements of operations and comprehensive loss, as follows:

Twelve months ended December 31, 2019

Category	North American Transaction Solutions	International Transaction Solutions	Corporate Expenses & Eliminations	Total
Salaries, benefits, taxes and contractor payments	$1,230,858	$516,737	$3,021,665	$4,769,260
Professional fees	520,019	259,349	1,607,185	2,386,553
Rent	-	80,107	221,987	302,094
Business development	226,633	1,747	44,452	272,832
Travel expense	133,300	46,403	105,422	285,125
Filing fees	-	-	103,760	103,760
Transaction gains	-	(61,200)	-	(61,200)
Office expenses	302,764	23,981	64,897	391,642
Communications expenses	151,033	199,862	84,651	435,546
Insurance expense	-	-	150,408	150,408
Other expenses	22,804	10,308	272,652	305,764
Total	$2,587,411	$1,077,294	$5,677,079	$9,341,784

Twelve months ended December 31, 2018

Category	North American Transaction Solutions	International Transaction Solutions	Corporate Expenses & Eliminations	Total
Salaries, benefits, taxes and contractor payments	$1,431,806	$1,205,885	$2,760,334	$5,398,025
Professional fees	350,100	346,084	1,556,497	2,252,681
Rent	-	90,456	204,143	294,599
Business development	134,862	4,636	14,961	154,459
Travel expense	151,098	12,789	138,316	302,203
Filing fees	-	-	49,339	49,339
Transaction losses	-	94,573	-	94,573
Office expenses	307,593	35,646	51,997	395,236
Communications expenses	112,510	162,444	107,475	382,429
Insurance expense	-	-	136,643	136,643
Other expenses	2,842	18,244	277,415	298,501
Total	$2,490,811	$1,970,757	$5,297,120	$9,758,688

Variance

Category	North American Transaction Solutions	International Transaction Solutions	Corporate Expenses & Eliminations	Total
Salaries, benefits, taxes and contractor payments	$(200,948)	$(689,148)	$261,331	$(628,765)
Professional fees	169,919	(86,735)	50,688	133,872
Rent	-	(10,349)	17,844	7,495
Business development	91,771	(2,889)	29,491	118,373
Travel expense	(17,798)	33,614	(32,894)	(17,078)
Filing fees	-	-	54,421	54,421
Transaction gains	-	(155,773)	-	(155,773)
Office expenses	(4,829)	(11,665)	12,900	(3,594)
Communications expenses	38,523	37,418	(22,824)	53,117
Insurance expense	-	-	13,765	13,765
Other income	19,962	(7,936)	(4,763)	7,263
Total	$96,600	$(893,463)	$379,959	$(416,904)

The total decrease of approximately $400,000 in selling, general and administrative expenses for the year ended December 31, 2019 as compared to the prior year was primarily due to the Company’s continued monitoring of operations and the labor costs necessary to maintain or increase revenues, and the reorganization of assignments in the International Transaction Solutions segment, which resulted in a decrease of approximately $900,000. These objectives were also responsible for the decrease of approximately $600,000 in salaries and contractor expense associated with the consolidated operations.

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

To supplement its consolidated financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company provides additional measures of its operating results by disclosing its adjusted net loss attributable to Net Element, Inc. stockholders. Adjusted net loss attributable to Net Element stockholders is calculated as net loss attributable to Net Element stockholders excluding non-cash share-based compensation and other non-operating, non-recurring items. Net Element discloses this amount on an aggregate and per share basis. These measures meet the definition of non-GAAP financial measures. The Company believes that application of these non-GAAP financial measures is appropriate to enhance the understanding by the Company’s investors of its historical performance through the use of a metric that seeks to normalize period-to-period earnings. A reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the year ended December 31, 2019, and December 31, 2018 is presented in the following tables.

	GAAP	Share-based Compensation	Impairment Charge Relating to Goodwill	Adjusted Non-GAAP
Twelve Months Ended December 31, 2019
Net loss attributable to Net Element Inc. stockholders	$ (6,458,382)	$ 2,050,862	$ 1,326,566	$ (3,080,954)
Basic and diluted loss per share	$ (1.60)	$ 0.52	$ 0.34	$ (0.73)
Basic and diluted shares used in computing loss per share	4,041,957			4,053,062
Twelve Months Ended December 31, 2018
Net loss attributable to Net Element Inc. stockholders	$ (4,936,182)	$ 142,017	$ 636,000	$ (4,158,165)
Basic and diluted loss per share	$ (1.28)	$ 0.04	$ 0.16	$ (1.08)
Basic and diluted shares used in computing loss per share	3,868,324			3,868,324

Use of Non-GAAP Financial Measures

Non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP measures exclude significant expenses that are required by GAAP to be recorded in the Company's financial statements and are subject to inherent limitations.

About Net Element

Net Element, Inc. (NASDAQ: NETE) operates a payments-as-a-service transactional and value-added services platform for small to medium enterprise ("SME") in the U.S. and selected emerging markets. In the U.S. it aims to grow transactional revenue by innovating SME productivity services using blockchain technology solutions and Aptito, our cloud-based, restaurant and retail point-of-sale solution. Internationally, Net Element's strategy is to leverage its omni-channel platform to deliver flexible offerings to emerging markets with diverse banking, regulatory and demographic conditions. Net Element was ranked as one of the fastest growing companies in North America on Deloitte's 2017 Technology Fast 500™. In 2017 we were recognized by South Florida Business Journal's as one of 2016's fastest growing technology companies. Further information is available at www.NetElement.com.

Forward-Looking Statements

Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as "continue," "will," "may," "could," "should," "expect," "expected," "plans," "intend," "anticipate," "believe," "estimate," "predict," "potential," and similar expressions are intended to identify such forward-looking statements. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Net Element and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to whether the Company will be successful in executing strategies that will benefit the Company, its clients, sales partners and shareholders; what the ultimate impact of the COVID-19 pandemic will have on the Company and its  operations, whether the Company will achieve further growth or achieve its goals and when the Company will reach profitability. Additional examples of such risks and uncertainties include, but are not limited to (i) Net Element's ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed; (ii) Net Element's ability to maintain existing, and secure additional, contracts with users of its payment processing services; (iii) Net Element's ability to successfully expand in existing markets and enter new markets; (iv) Net Element's ability to successfully manage and integrate any acquisitions of businesses, solutions or technologies; (v) unanticipated operating costs, transaction costs and actual or contingent liabilities; (vi) the ability to attract and retain qualified employees and key personnel; (vii) adverse effects of increased competition on Net Element's business; (viii) changes in government licensing and regulation that may adversely affect Net Element's business; (ix) the risk that changes in consumer behavior could adversely affect Net Element's business; (x) Net Element's ability to protect its intellectual property; (xi) local, industry and general business and economic conditions; (xii) adverse effects of potentially deteriorating U.S.-Russia relations, including, without limitation, over a conflict related to Ukraine, including a risk of further U.S. government sanctions or other legal restrictions on U.S. businesses doing business in Russia and; Net Element's ability (or inability) to continue as a going concern. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed by Net Element with the Securities and Exchange Commission. Net Element anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Net Element assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law.

Contact:

Net Element, Inc.

Tel. +1 (786) 923-0502

Media@NetElement.com

www.netelement.com